AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (“Agreement”) is made and entered into as of December 12, 2007, by and among Venture Beverage Company, a Nevada corporation, with its principal office at 450 East Las Olas Blvd., Suite 830, Ft. Lauderdale, Florida, 33301 (“Venture”), Red Carpet Entertainment, Inc., a Nevada corporation, with its principal office at 400 Corporate Pointe, Suite 300, Culver City, California, 90230 (“Red”), and Purple Acquisition Corp., a newly-formed wholly-owned subsidiary of Red (“Acquisition Sub”).

A. Red and Venture intend to effect a reverse triangular merger (the “Merger”), pursuant to which Acquisition Sub will merge with and into Venture and Venture will survive and, in connection therewith, will cause its name to be changed to “Purple Beverage Company, Inc.” Immediately thereafter, pursuant to a short-form merger agreement, Purple Beverage Company, Inc. will merge with and into Red and Red will survive and, in connection therewith, will cause its name to be changed to “Purple Beverage Company, Inc.” (together with Merger, the “Merger Transactions”).

B. Prior to the Merger, Red shall have effected an 8.25-for-one split (the “Stock Split”) of the authorized number of shares of its common stock and all of its then-issued and outstanding common stock, par value $.001 per share.

C. Simultaneous with the Closing (as defined below), Christopher Johnson and Lissa Johnson (collectively, the “Majority Stockholder”) shall sell to Red and Red shall purchase from Majority Stockholder all of the shares of Red common stock then held by the Majority Stockholder pursuant to a repurchase agreement of even date herewith to which Red and the Majority Stockholder are parties (the “Repurchase Agreement”).

D. Simultaneous with the Closing, Red and certain investors (the “Investors”), who are parties to subscription agreements of even effective date herewith (the “Subscription Agreements”), will close the $3,015,000 private placement transaction contemplated by the Subscription Agreements.

E. For federal income tax purposes, the parties intend that the Merger Transactions will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Tax Code”).

In consideration of the foregoing and the representations, warranties and mutual covenants herein made, the parties hereby agree to the foregoing and as follows:

Section 1.  Definitions. Capitalized terms not otherwise defined herein have the meanings set forth in the attached Schedule 1.

Section 2.  Merger.

(a)  Effecting the Merger. Upon the terms and subject to the conditions contained in this Agreement, at the Effective Time, Acquisition Sub shall be merged with and into Venture, and the separate corporate existence of Acquisition Sub shall thereupon cease. In connection therewith, Venture’s name will be changed to “Purple Beverage Company, Inc.” Immediately thereafter, Red will merge Venture into itself pursuant to a plan of merger adopted by the board of directors of Red (the “Board”) and articles of merger filed with the Secretary of State of the State of Nevada in accordance with Section 92A.180 of the Nevada Revised Statutes (2007); as a result of such, the separate corporate existence of Venture will cease, Red will continue as the surviving corporation, and the name of Red will be changed to “Purple Beverage Company, Inc.”

(b)  Conversion of Shares.

(i)  Each share of common stock of Venture issued and outstanding on the Closing Date (“Venture Shares”) shall, by virtue of the Merger and without any action on the part of Venture, Red, Acquisition Sub or the holders of the Venture Shares, be converted into and will become 3.4 validly issued, fully paid and non-assessable shares of common stock of Red (“Share Ratio”), on a post-Stock Split basis, such that holders of the Venture Shares as of the Closing Date will hold a total of 37,581,135 shares of Red on a post-Stock Split basis following the conversion. No fractional shares will be issued, and any right to receive a fractional share will be rounded-up to the nearest whole share.

(ii)  At the Effective Time, the Venture Shares will be deemed canceled and retired and will cease to exist, and each holder of a certificate for Venture Shares will cease to have any rights with respect thereto; provided, however, that, following the Closing Date, upon surrender of an original stock certificate representing Venture Shares, Red will deliver a stock certificate for shares of common stock of Red to which such person is entitled pursuant to the Share Ratio, bearing any necessary or appropriate restrictive legend.

(iii)  If any certificate evidencing Venture Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate to be lost, stolen or destroyed and, if required by Red, the posting of an indemnity bond, in such reasonable amount as Red or the transfer agent may direct, as collateral security against any claim that may be made with respect to the certificate, Red will issue in exchange for the lost, stolen or destroyed certificate the applicable number of shares of Red common stock.

(c)  Stock Option Plans. As a result of the Merger, the stock option plans listed on Schedule 5(o) hereto (the “Option Plans”) shall become the stock option plans of Red at Closing. Furthermore, the number of options authorized and issued pursuant to the Option Plans shall convert in accordance with the Share Ratio.

Section 3.  Closing Date. On the terms and subject to the conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at the offices of Bryan Cave LLP, 1900 Main Street, Suite 700, Irvine, California, 92614, at 10:00 a.m., local time, on the date of this Agreement or such other time, date or place as Red and Venture may otherwise agree (the “Closing Date”).

Section 4.  New Directors and Officers. On or before the Closing, but effective ten days following the Closing (“Director Effective Date”), or as soon thereafter as may be permitted by the rules and regulations promulgated by the Securities and Exchange Commission, or state or federal law, the Board of Red will appoint an individual designated by Venture to fill a vacancy on the Board to serve as director of Red from and after the Director Effective Date and, subsequent to such designation, the then-current member of the Board shall resign effective upon the Director Effective Date. On the Closing Date or as soon thereafter as practicable, Red shall file with the Securities and Exchange Commission (the “SEC”) and transmit to the stockholders of record of Red on such date the information required by Exchange Act Rule 14f-1 with regard hereto. Effective as of the Closing, the current officers of Red shall be replaced with individuals designated as officers by Venture.

Section 5.  Venture’s Representations and Warranties. Venture represents and warrants to Red that the statements contained in this Section are true and correct as of the Closing Date, and do not contain any facts, or omit any facts, that render the statements herein to be misleading, except (i) where any variation would not be reasonably likely to have an Adverse Effect, and (ii) as set forth herein and in the disclosure schedule delivered by Venture to Red (the “Venture Schedule”), arranged in sections corresponding to the paragraphs in this Section; the disclosure in any section or paragraph will qualify other paragraphs in this Section to the extent that it is reasonably apparent from a reading of the disclosure that it also qualifies or applies to such other paragraphs.

(a)  Organization. Venture is a corporation validly existing and in good standing under the laws of the State of Nevada and has all requisite power and authority and possesses all necessary governmental approvals necessary to own, lease and operate its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby. Venture is duly qualified to do business and is in good standing in all jurisdictions in which its ownership of property or the character of its business requires such qualification, except where the failure to be so qualified would not reasonably be expected to have an Adverse Effect. Certified copies of the Articles of Incorporation of Venture, as amended to date, have been made available to Red, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof. Venture is not in violation of any of the provisions of its Articles of Incorporation or Bylaws.

(b)  Capitalization.

(i)  Venture’s authorized capital stock consists solely of 100,000,000 shares of common stock, par value $0.001.

(ii)  There are 11,053,275 shares of common stock issued and outstanding and no shares held in the treasury of Venture. All of the issued and outstanding shares of Venture common stock were duly and validly issued and fully paid, are non-assessable and free of preemptive rights, and were issued in compliance with all applicable state and federal securities laws.

(iii)  There are no outstanding (A) options, warrants, or other rights to purchase from Venture any capital stock of Venture; (B) debt securities or instruments convertible into or exchangeable for shares of such stock; or (C) commitments of any kind for the issuance of additional shares of capital stock or options, warrants or other securities of Venture.

(c)  No Subsidiaries. Venture does not own any capital stock or other equity interest in any corporation, partnership, joint venture or other entity.

(d)  Authorization. Venture has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Venture and the consummation by Venture of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate and/or stockholder action by Venture and no other corporate proceedings on the part of Venture and no other stockholder vote or consent is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Venture. This Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which Venture is a party constitute the valid and legally binding obligations of Venture, enforceable against Venture in accordance with their respective terms, except as may be limited by principles of equity or applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws relating to or affecting the rights and remedies of creditors generally. The execution, delivery and performance by Venture of this Agreement and the agreements provided for herein, and the consummation by Venture of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, violate the provisions of the Articles of Incorporation or Bylaws of Venture, or to Venture’s Knowledge (i) violate the provisions of any law, rule or regulation applicable to Venture, (ii) violate any judgment, decree, order or award of any court, governmental body or arbitrator; or (iii) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of Venture pursuant to, any indenture, mortgage, deed of trust or other instrument or agreement to which Venture is a party or by which Venture or any of its properties is or may be bound.

(e)  No Conflict. The execution and delivery of this Agreement by Venture does not require any consent or approval under, result in any breach of, result in any loss of any benefit under, or constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under; give to others any right of termination, vesting, amendment, acceleration or cancellation of; or result in the creation of any lien or encumbrance on any property or asset of Venture pursuant to; any material agreement of Venture or other instrument or obligation of Venture.

(f)  Litigation. There is no action, suit, legal or administrative proceeding or investigation pending or, to Venture’s Knowledge, threatened against or involving Venture (either as a plaintiff or defendant) before any court or governmental agency, authority, body or arbitrator. There is not in existence on the date hereof any order, judgment or decree of any court, tribunal or agency to Venture’s Knowledge enjoining or requiring Venture to take any action of any kind with respect to its business, assets or properties.

(g)  Insurance. The Venture Schedule sets forth a listing of all current Venture insurance policies. All current insurance policies are in full force and effect, are in amounts of a nature that are adequate and customary for Venture’s business, and to Venture’s Knowledge are sufficient for compliance with all legal requirements and agreements to which it is a party or by which it is bound. All premiums due on current policies or renewals have been paid, and there is no material default under any of the policies.

(h)  Personal Property. Venture has good and marketable title to all of its tangible personal property free and clear of all liens, leases, encumbrances, claims under bailment and storage agreements, equities, conditional sales contracts, security interests, charges, and restrictions, except for liens, if any, for personal property taxes not due. Such property is used by Venture in the ordinary course of its business and is sufficient for continued conduct of Venture’s business after the Closing Date in substantially the same manner as conducted prior to the Closing Date. Such property is in good operating condition and repair, normal wear and tear excepted, and normal maintenance has been performed.

(i)  Intangible Property. Venture is the sole and exclusive owner of all right, title and interest in and to all material items of intangible property (including formula and process know-how) necessary for the operation of all material aspects of Venture’s business as it is currently conducted free and clear of all liens, security interests, charges, encumbrances, equities or other adverse claims. Venture has the right and authority to use, and to continue to use after the Closing Date, such property in connection with the conduct of its business in the manner presently conducted, and to its Knowledge such use or continuing use does not and will not materially infringe upon or violate any rights of any other person.

(j)  Real Property. Venture is a party to a lease agreement regarding a parcel of improved real property located in Florida, details of which are contained on Schedule 5(j). Except as set forth in the preceding sentence, Venture does not have any interests in any parcel of real property, improved or otherwise.

(k)  Tax Matters. Within the times and in the manner prescribed by law, Venture has filed all federal, state and local tax returns and all tax returns for other governing bodies having jurisdiction to levy taxes upon it that are required to be filed. Venture has paid all taxes, interest, penalties, assessments and deficiencies that have become due, including without limitation income, franchise, real estate, and sales and withholding taxes. No examinations of the federal, state or local tax returns of Venture are currently in progress or threatened and no deficiencies have been asserted or to its Knowledge assessed against Venture as a result of any audit by the Internal Revenue Service or any state or local taxing authority and no such deficiency has been proposed or threatened.

(l)  Books and Records. The general ledger and books of account of Venture, all minute books of Venture, all federal, state and local income, franchise, property and other tax returns filed by Venture, all of which have been made available to Red, are in all material respects complete and correct and have been maintained in accordance with good business practice and in accordance with all applicable procedures required by laws and regulations.

(m)  Contracts and Commitments. The Venture Schedule lists all material contracts and agreements to which Venture is a party, whether written or oral, other than those between Venture and Red. Each such contract is a valid and binding agreement of Venture, enforceable against Venture in accordance with its terms, is in full force and effect and represents the material terms of the agreement between the respective parties. Venture has materially complied with all obligations required pursuant to such contracts to have been performed by Venture on its part and neither Venture nor, to its knowledge, any other party to such contract is in breach of or default in any material respect under any such contract.

(n)  Compliance with Laws. Venture has all requisite licenses, permits and certificates, including environmental, health and safety permits, from federal, state and local authorities necessary to conduct its business as currently conducted and own and operate its assets, except where the failure to have such permits would not reasonably be expected to have an Adverse Effect. Venture is not in violation of any federal, state or local law, regulation or ordinance (including, without limitation, laws, regulations or ordinances relating to building, zoning, environmental, disposal of hazardous waste, land use or similar matters) relating to its business or its properties.

(o)  Employee Benefit Plans. The Venture Schedule lists all employee benefit plans as defined in ERISA Section 3(3), and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar employee benefit plans, and all material unexpired severance agreements with any current or former employee of Venture. With respect to such plans, individually and in the aggregate, no event has occurred and, to its Knowledge, there exists no condition or set of circumstances in connection with which Venture could be subject to any liability that is reasonably likely to have an Adverse Effect under ERISA, the Tax Code or any other applicable law.

(p)  Indebtedness to and from Affiliates. Venture is not indebted, directly or to its Knowledge indirectly, to any officer, director or 10% stockholder of Venture in any amount other than for salaries for services rendered or reimbursable business expenses, and no such person is indebted to Venture except for advances made to employees of Venture in the ordinary course of business to meet reimbursable business expenses.

(q)  Banking Facilities. The Venture Schedule sets forth a true, correct, and complete list of: (i) each bank, savings and loan or similar financial institution in which Venture has an account or safety deposit box and the numbers of the accounts or safety deposit boxes maintained by Venture thereat; and (ii) the names of all signatories authorized to draw on each such account or to have access to any such safety deposit box facility.

(r)  Regulatory Approvals. All consents, approvals, authorizations or other requirements prescribed by any law, rule or regulation that must be obtained or satisfied by Venture and that are necessary for the execution and delivery by Venture of this Agreement or any documents to be executed and delivered by Venture in connection therewith have been, or prior to the Closing Date will be, obtained and satisfied.

(s)  No Brokers. No broker or finder has acted for Venture in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder’s fee or other commissions in respect of such transactions based upon agreements, arrangements or understandings made by or on behalf of Venture.

(t)  Disclosure. The information concerning Venture set forth in this Agreement, the exhibits and schedules hereto, and any document, statement or certificate furnished or to be furnished in connection herewith does not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they are made, not false or misleading.

(u)  Tax Treatment. Neither Venture nor, to the Knowledge of Venture, any of its Affiliates has taken or agreed to take action that would prevent the Merger Transactions from constituting a reorganization qualifying under the provisions of Section 368 of the Tax Code.

Section 6.  Red’s and Acquisition Sub’s Representations and Warranties. Each of Red and Acquisition Sub represents and warrants to Venture and the surviving corporation that the statements contained in this Section are true and correct as of the Closing Date and do not contain any facts, or omit any facts, that render the statements herein to be misleading, except (i) where any variation would not be reasonably likely to have an Adverse Effect, and (ii) as set forth herein and in the disclosure schedule delivered by Red and Acquisition Sub to Venture (the “Red Schedule”), arranged in sections corresponding to the paragraphs in this Section; the disclosure in any section or paragraph will qualify other paragraphs in this Section to the extent that it is reasonably apparent from a reading of the disclosure that it also qualifies or applies to such other paragraphs.

(a)  Organization.

(i)  Red is a corporation validly existing and in good standing under the laws of the State of Nevada and has all requisite power and authority and possesses all necessary governmental approvals necessary to own, lease and operate its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby. Red is duly qualified to do business and is in good standing in all jurisdictions in which its ownership of property or the character of its business requires such qualification, except where the failure to be so qualified would not reasonably be expected to have an Adverse Effect. Certified copies of the Articles of Incorporation and Bylaws, as amended to date, have been made available to Venture, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof. Red is not in violation of any of the provisions of its Articles of Incorporation or Bylaws.

Acquisition Sub is a corporation validly existing and in good standing under the laws of the State of Nevada and has all requisite power and authority and possesses all necessary governmental approvals necessary to own, lease and operate its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby. Certified copies of the Articles of Incorporation and Bylaws, as amended to date, have been made available to Venture, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof. Acquisition Sub is not in violation of any of the provisions of its Articles of Incorporation or Bylaws.

(b)  Capitalization.

(i)  Red’s authorized capital stock consists solely of 412,500,000 (post-Stock Split) shares of common stock, $0.001 par value, and 5,000,000 shares of preferred stock, $0.001 par value.

(ii)  There are 31,700,625 (post-Stock Split) shares of common stock issued and outstanding (which number excludes the actions contemplated by the Repurchase Agreement and the Subscription Agreements), no shares of preferred stock of Red is issued and outstanding, and no shares of common stock of Red is held in the treasury of Red. All of the issued and outstanding shares of common stock of Red were duly and validly issued and fully paid, are non-assessable and free of preemptive rights, and were issued in compliance with all applicable state and federal securities laws.

(iii)  There are no outstanding (A) options, warrants, or other rights to purchase from Red any capital stock of Red or Acquisition Sub; (B) debt securities or instruments convertible into or exchangeable for shares of such stock; or (C) commitments of any kind for the issuance of additional shares of capital stock or options, warrants or other securities of Red or Acquisition Sub.

(iv)  Red owns all of the outstanding capital stock of Acquisition Sub, free and clear of all liens or other encumbrances.

(c)  No Subsidiaries. Except for Acquisition Sub, Red does not own any capital stock or other equity interest in any corporation, partnership, joint venture or other entity.

(d)  Authorization. Each of Red and Acquisition Sub has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Red and Acquisition Sub and the consummation by Red and Acquisition Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action by Red and Acquisition Sub, respectively, and no other corporate proceedings on the part of Red or Acquisition Sub, respectively, and no stockholder vote or consent is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Red and Acquisition Sub. This Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which Red or Acquisition Sub is a party constitute the valid and legally binding obligations of Red and Acquisition Sub, respectively, enforceable against Red and Acquisition Sub, respectively, in accordance with its terms, except as may be limited by principles of equity or applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws relating to or affecting the rights and remedies of creditors generally. The execution, delivery and performance by Red and Acquisition Sub of this Agreement and the agreements provided for herein, and the consummation by Red and Acquisition Sub of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, violate the provisions of the Articles of Incorporation or Bylaws of Red or Acquisition Sub or, to Red’s or Acquisition Sub’s Knowledge, (i) violate the provisions of any law, rule or regulation applicable to Red or Acquisition Sub, (ii) violate any judgment, decree, order or award of any court, governmental body or arbitrator; or (iii) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of Red or Acquisition Sub pursuant to, any indenture, mortgage, deed of trust or other instrument or agreement to which Red or Acquisition Sub is a party or by which Red or Acquisition Sub or any of their respective properties is or may be bound.

(e)  No Conflict. The execution and delivery of this Agreement by Red and Acquisition Sub does not require any consent or approval under, result in any breach of, any loss of any benefit under or constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of any lien or encumbrance on any property or asset of Red or Acquisition Sub pursuant to any material agreement of Red or Acquisition Sub or other instrument or obligation of Red or Acquisition Sub.

(f)  Absence of Liabilities. Except as set forth on its balance sheet as of September 30, 2007, as set forth in its Quarterly Report on Form 10-QSB for the period ended September 30, 2007, as filed with the Securities and Exchange Commission, Red does not have any liability or obligation, secured or unsecured, whether accrued, absolute, contingent, unasserted or otherwise, which exceeds $1,000, not including legal and accounting expenses incurred pursuant to the Merger, which shall be paid from the proceeds of the private placement transaction contemplated by the Subscription Agreements, to a maximum of $50,000.00. Acquisition Sub has no liabilities or obligations.

(g)  Litigation. There is no action, suit, legal or administrative proceeding or investigation pending or, to Red’s Knowledge, threatened against or involving Red or Acquisition Sub (either as a plaintiff or defendant) before any court or governmental agency, authority, body or arbitrator. There is not in existence on the date hereof any order, judgment or decree of any court, tribunal or agency to Red’s Knowledge enjoining or requiring Red or Acquisition Sub to take any action of any kind with respect to its business, assets or properties.

(h)  Tax Matters. Within the times and in the manner prescribed by law, Red has filed all federal, state and local tax returns and all tax returns for other governing bodies having jurisdiction to levy taxes upon it which are required to be filed. Red has paid all taxes, interest, penalties, assessments and deficiencies which have become due, including without limitation income, franchise, real estate, and sales and withholding taxes. No examinations of the federal, state or local tax returns of Red are currently in progress nor threatened and no deficiencies have been asserted or to its Knowledge assessed against Red as a result of any audit by the Internal Revenue Service or any state or local taxing authority and no such deficiency has been proposed or threatened.

(i)  Books and Records. The general ledger and books of account of Red, all minute books of Red, all federal, state and local income, franchise, property and other tax returns filed by Red, all reports and filings with the SEC by Red, all of which have been made available to Venture, are in all material respects complete and correct and have been maintained in accordance with good business practice and in accordance with all applicable procedures required by laws and regulations.

(j)  Contracts and Commitments. There are no material contracts to which Red is a party other than those specified in its filings with the SEC. Acquisition Sub is not a party to any material contract.

(k)  Compliance with Laws. Red has all requisite licenses, permits and certificates, including environmental, health and safety permits, from federal, state and local authorities necessary to conduct its business as currently conducted and own and operate its assets, except where the failure to have such permits would not reasonably be expected to have an Adverse Effect. Red is not in violation of any federal, state or local law, regulation or ordinance (including, without limitation, laws, regulations or ordinances relating to building, zoning, environmental, disposal of hazardous waste, land use or similar matters) relating to its business or its properties.

(l)  Employee Benefit Plans. Except as disclosed in its filings with the SEC, Red has no (A) employee benefit plans as defined in ERISA Section 3(3), (B) bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance or other similar employee benefit plans, or (C) material unexpired severance agreements with any current or former employee of Red. With respect to such plans, individually and in the aggregate, no event has occurred and, to its Knowledge, there exists no condition or set of circumstances in connection with which Red could be subject to any liability that is reasonably likely to have an Adverse Effect under ERISA, the Tax Code or any other applicable law.

(m)  Indebtedness to and from Affiliates. Red is not indebted, directly or to its Knowledge indirectly, to any officer, director or 10% stockholder of Red in any amount other than for salaries for services rendered or reimbursable business expenses, and no such person is indebted to Red except for advances made to employees of Red in the ordinary course of business to meet reimbursable business expenses.

(n)  Banking Facilities. Red has no account or safety deposit box at any bank, savings and loan or similar financial institution or other similar facility.

(o)  Regulatory Approvals. All consents, approvals, authorizations or other requirements prescribed by any law, rule or regulation that must be obtained or satisfied by Red and Acquisition Sub and that are necessary for the execution and delivery by Red and Acquisition Sub of this Agreement or any documents to be executed and delivered by Red and Acquisition Sub in connection therewith have been obtained and satisfied.

(p)  No Brokers. No broker or finder has acted for Red or Acquisition Sub in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder’s fee or other commissions in respect of such transactions based upon agreements, arrangements or understandings made by or on behalf of Red or Acquisition Sub.

(q)  Disclosure. The information concerning each of Red and Acquisition Sub set forth in its reports and filings with the SEC, this Agreement, the exhibits and schedules hereto, and any document, statement or certificate furnished or to be furnished in connection herewith (as applicable) does not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they are made, not false or misleading.

(r)  SEC and State Securities Law Filings.

(i)  Red has timely and properly filed all forms, reports and documents required to be filed with the SEC since formation of Red. At the time filed or, with respect to registration statements filed with the SEC under the Securities Act, as of the effective date thereof, all such filings (A) complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (B) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such filings or necessary in order to make the statements in such filings, in the light of the circumstances under which they were made, not misleading.

(ii)  Each of the financial statements (including, in each case, any related notes) contained in Red’s SEC filings complied as to form in all material respects with the applicable rules and regulations with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-QSB of the SEC) and fairly presented the financial position of Red as of the dates and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

(s)  Tax Treatment. Neither Red nor, to the Knowledge of Red, any of its Affiliates has taken or agreed to take action that would prevent the Merger Transactions from constituting a reorganization qualifying under the provisions of Section 368 of the Tax Code.

Section 7.  Conditions to the Merger. The respective obligation of each party to effect the Merger and the other transactions contemplated herein shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any or all of which may be waived, in whole or in part by the parties hereto, to the extent permitted by applicable law:

(a)  The Stock Split shall have been consummated.

(b)  The transactions contemplated by the Repurchase Agreement and the Subscription Agreements shall be effective at the Effective Time.

(c)  Any governmental or third party approvals required to effect the Merger Transactions shall have been obtained.

Section 8.  Venture Conditions to the Merger. The obligation of Venture to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, unless waived by Venture:

(a)  Each of the representations and warranties of Red and Acquisition Sub contained in this Agreement shall be true and correct as of the date of this Agreement, except to the extent that any changes, circumstances or events making such representations and warranties not true or correct would not, individually or in the aggregate, constitute an Adverse Effect.

(b)  Red and Acquisition Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it.

(c)  From the date of this Agreement through the Effective Time, there shall not have occurred any change, circumstance or event concerning Red or Acquisition Sub that has had or could be reasonably likely to have an Adverse Effect.

Section 9.  Red and Acquisition Sub Conditions. The obligations of Red and Acquisition Sub to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, unless waived by Red:

(a)  Each of the representations and warranties of Venture contained in this Agreement shall be true and correct as of the date of this Agreement, except to the extent that any changes, circumstances or events making such representations and warranties not true or correct would not, individually or in the aggregate, constitute an Adverse Effect.

(b)  Venture shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c)  From the date of this Agreement through the Effective Time, there shall not have occurred any change, circumstance or event concerning Venture that has had or could be reasonably likely to have an Adverse Effect.

(d)  Red shall have received from each holder of shares of Venture capital stock (1) an investor suitability questionnaire in form and substance satisfactory to Red, containing customary investment representations and certifying that such holder is an “accredited investor” as defined in Regulation D of the Securities Act or (2) confirmation of receipt of the appropriate disclosures required pursuant to Rule 506 under Regulation D of the Securities Act.

Section 10.  Indemnification. All rights to indemnification by Venture and Red existing in favor of each individual who is an officer or director of Venture or Red of the date of this Agreement (each such individual, an “Indemnified Person”) for his acts and omissions as a director or officer of Venture or Red occurring prior to the Effective Time, as provided in Venture or Red's Articles of Incorporation or Bylaws (as in effect as of the date of this Agreement) shall survive the Merger Transactions and shall continue in full force and effect (to the fullest extent such rights to indemnification are available under and are consistent with applicable law) for a period of six years from the Closing Date.

Section 11.  Confidentiality. Each party shall ensure that any nonpublic information provided to it by any other party in confidence shall be treated as strictly confidential and that all such confidential information that each party or any of its respective officers, directors, employees, attorneys, agents, investment bankers, or accountants may now possess or may hereinafter create or obtain relating to the financial condition, results of operations, businesses, properties, assets, liabilities, or future prospects of the other such parties, any affiliate thereof, or any customer or supplier thereof shall not be published, disclosed, or made accessible by any of them to any other person at any time or used by any of them, in each case without the prior written consent of the other party; provided, however, that the restrictions of this Section shall not apply (a) as may otherwise be required by law, (b) as may be necessary or appropriate in connection with the enforcement of this Agreement, or (c) to the extent such information was in the public domain when received or thereafter enters the public domain other than because of disclosures by the receiving party. Each such party shall, and shall cause all of such other persons who received confidential information, from time to time to deliver to the disclosing party all tangible evidence of such confidential information to which the restrictions of this Section apply upon written request.

Section 12.  Miscellaneous.

(a)  Survival. The representations and warranties of the parties will terminate at the Effective Time and only those covenants that by their terms survive the Effective Time shall survive the Effective Time. This Section 12 shall survive the Effective Time.

(b)  Press Releases and Public Announcements. No party will issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other party; provided, however, that any party may make any public disclosure it believes in good faith is required by applicable law or any listing requirement or trading agreement.

(c)  No Third-Party Beneficiaries. This Agreement will not confer any rights or remedies upon any person other than the parties and their respective successors and permitted assigns.

(d)  Notices. All notices required or permitted under this Agreement will be in writing and will be given by certified or regular mail or by any other reasonable means (including personal delivery, facsimile, or reputable express courier) to the party to receive notice at the following addresses or at such other address as any party may, by notice, direct:

To Red or	Red Carpet Entertainment, Inc.
Acquisition Sub:	Attention: President
400 Corporate Pointe, Suite 300
Culver City, California 90230

With a copy to:	M2 Law Professional Corporation
(which will not	Attention: Michael Muellerleile, Esq.
constitute notice)	500 Newport Center Drive, Suite 800
Newport Beach, California 92660
Fax number: (949) 706-1475

To Venture:	Venture Beverage Company
Attention: Theodore Farnsworth
450 East Las Olas Blvd., Suite 830
Ft. Lauderdale, Florida 33301
Fax number: (954) 462-8758

With a copy to:	Bryan Cave LLP
(which will not	Attention: Randolf W. Katz, Esq.
constitute notice)	1900 Main Street, Suite 700
Irvine, California 92614
Fax number: (949) 223-7100

All notices given by certified mail will be deemed as given on the delivery date shown on the return mail receipt, and all notices given in any other manner will be deemed as given when received.

(e)  Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising from this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the waiving party, (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given, and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

(f)  Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and of the documents referred to in this Agreement.

(g)  Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party, which may be granted or withheld at the sole discretion of such other party. Any unauthorized assignment is void.

(h)  Severability. Any provision of this Agreement that is invalid, illegal or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

(i)  Expenses. Each party will pay all fees and expenses (including, without limitation, legal and accounting fees and expenses) incurred by such party in connection with the transactions contemplated by this Agreement.

(j)  Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Nevada, without giving effect to principles of conflicts of laws.

(k)  Counterparts; Signatures. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which will be one and the same document. Facsimiles and electronic copies in portable document format (“PDF”) containing original signatures shall be deemed for all purposes to be originally signed copies of the documents that are the subject of such facsimiles or PDF versions.

(l)  Entire Agreement. This Agreement, the schedules and exhibits hereto, and the agreements and instruments to be delivered by the parties on Closing represent the entire understanding and agreement between the parties and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings.

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the date first above written.

RED CARPET ENTERTAINMENT, INC.

By:	/s/ Christopher Johnson
Name: Christopher Johnson
Title: President

PURPLE ACQUISITION CORP.

By:	/s/ Christopher Johnson
Name: Christopher Johnson
Title: President

VENTURE BEVERAGE COMPANY

By:	/s/ Theodore Farnsworth
Name: Theodore Farnsworth
Title: President

Schedule 1

Definitions

“Adverse Effect” means, with respect to each party, any effect or change that would have a material adverse effect on the results of operations, financial condition, assets, properties or business of the party, taken as a whole, or on the ability of the party to consummate timely the transactions contemplated hereby.

“Affiliate” has the meaning set forth in Exchange Act Rule 12b-2.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Effective Time” means the time of acceptance for record of the Articles of Merger by the Secretary of State of the State of Nevada in accordance with the Nevada Revised Statute (but not earlier than the Closing Date) or at such later time that the parties hereto shall have agreed upon and designated in such filing in accordance with applicable law as the effective time of the Merger.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Knowledge” means the actual knowledge of the executive officers of a party, without independent investigation.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.